Exhibit 10.01

August 22, 2001

Ken Burckhardt
390 La Strada Drive #15
San Jose, CA 95123

Re:      Stock Bonus Agreement

Dear Ken:

On behalf of ONI Systems Corp. ("ONI"), I am pleased to offer you the position of Interim Chief Financial Officer for a term which begins on August 9, 2001 and continues until such time as ONI has hired a permanent Chief Financial Officer ("Permanent CFO"). During this term, your title will be Vice President, Finance and Interim Chief Financial Officer and, in this position, you will be reporting directly to the Chief Executive Officer.

In connection with this position, the Compensation Committee of ONI’s Board of Directors will award you a stock bonus of 100,000 shares of ONI common stock (the "Stock Bonus"). In order to receive the Stock Bonus, you must be providing services to ONI as an employee on February 9, 2002 (the "Award Date") when the Stock Bonus will be issued.

In the event that you are subject to a trading Blackout Period, as defined in ONI’s Procedures and Guidelines Governing Securities Trading by Company Insiders, on the Award Date, the Award Date will automatically be delayed until you are no longer subject to the Blackout Period; provided however, that, such delay in the Award Date shall not affect your right to receive the Stock Bonus if you are providing services to ONI as an employee on February 9, 2002.

The Stock Bonus will be subject to the terms and conditions of ONI’s 2000 Equity Incentive Plan. Upon issuance of the Stock Bonus, you will be required to make a payment in the amount of the par value of $0.0001 per share of common stock for an aggregate payment of $10.00 to ONI, as required by Delaware law.

In addition to the Stock Bonus, provided that you continue to provide services to ONI as an employee through February 9, 2002, the options held by you to purchase an aggregate of 150,000 shares pursuant to ONI’s 1998 Equity Incentive Plan, granted May 3, 2000, will thereafter be vested and exercisable with respect to a number of shares equivalent to six months of vesting in addition to the shares vested and exercisable pursuant to the terms of such options.

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Ken Burckhardt
August 22, 2001

Except as set forth above, your compensation and benefits will continue at their current levels and all other terms of your employment with ONI will remain unchanged.

Your employment with the Company will continue to be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

In the event of any actual or "involuntary" termination (as defined below) of your employment by ONI without Cause, as such term is defined in ONI’s 2000 Equity Incentive Plan, you will be awarded the full Stock Bonus on your last day of employment, subject to your executing a standard form of release acceptable to ONI and you.

An "involuntary" termination will be deemed to have occurred if both (A) any of the following actions is taken by ONI and such action is not reversed in full by ONI within fourteen days: (i) your base salary and benefits are materially reduced, provided that any reduction in base salary rate shall be deemed "material," (ii) you are required to perform your employment obligations (other than travel on business) at a location more than sixty (60) miles away from ONI’s current offices, and/or (iii) the terms of this offer letter are not assumed in full by any acquirer or other successor to ONI, and (B) you, after the expiration of such fourteen-day period, resign in writing stating that your resignation is as a result of, and specifying in reasonable detail the nature of such uncured action listed above. Changes in ONI’s management or reporting structure, or changes in your position, title, or duties, including but not limited to the removal of "Interim Chief Financial Officer" from your title, will not constitute an "involuntary" termination.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. This letter, together with the Invention Assignment and Confidentiality Agreement between you and ONI, dated May 3, 2000 and the Offer Letter between you and ONI, dated May 3, 2000, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by ONI and by you.

Sincerely,

/s/ Hugh Martin	/s/ Ken Burckhardt

Hugh Martin
Chairman, President and Chief Executive Officer ONI Systems Corp.	Employee Acceptance/Start Date

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